Exhibit 4.30

Shanghai Zhengju Information Technology Co., Ltd

and

Shanghai Giant Network Technology Co., Ltd

signed

ONLINE GAME SOFTWARE DISTRIBUTION AND LICENSE AGREEMENT

Shanghai, China

ONLINE GAME SOFTWARE DISTRIBUTION AND LICENSE AGREEMENT

This Online Game Software Distribution and License Agreement (the “Agreement”) is entered into on March 27, 2012 (the “Effective Date”) in Shanghai, China, by and between the following two parties:

Party A: Shanghai Zhengju Information Technology Co., Ltd

Address: 4 FL, Building No.2, 396 Guilin Road, Xuhui District, Shanghai 200233, the People’s Republic of China

Party B: Shanghai Giant Network Technology Co., Ltd

Address: 11 FL, Building No.3, 700 Yishan Road, Xuhui District, Shanghai 200233, the People’s Republic of China

RECITALS

WHEREAS,

(1)	Party A is in the business of developing and distributing different kinds of network games (including multiplayer online games);

(2)	Party B is in the business of operating and distributing online games;

(3)	Party A agrees to distribute software to Party B and grant Party B: (i) a license to issue and distribute online games described in Exhibit A in the People’s Republic of China; and (ii) the right to operate, manage the game servers and collecting fees from users.

NOW, THEREFORE, in consideration of the foregoing and mutual covenants, Party A and Party B agree as follows:

1	DEFINITIONS

Unless otherwise defined in the context, the following terms in this Agreement shall have the meanings assigned to them as follows:

1.1	“Business Day(s)” shall mean any day other than Saturday, Sunday or a legal holiday in the People’s Republic of China.

1.2	“User-end Software” shall mean the software distributed, provided and issued to users, and then installed in the users’ personal computers.

1.3	“Service-end Software” refers to system software and all databases (including content and records of the databases) in the services connected to the network.

1.4	“Game Software” shall mean network games listed in Exhibit A and also includes game patches (upgrades to functions or maps) if mentioned in this Agreement. This game software can connect to a network’s Service-end Software after installing User-end Software, allowing for one user to play the game together with other users.

1.5	“Territory” for the purpose of this Agreement, refers to all parts of the People’s Republic of China except the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.

1.6	“Intellectual Property Right(s)” means any and all of the following things, no matter whether tangible or intangible, whether in existence at present or in the future, or whether having a name designated, a term or known, (a) rights: all rights in connection with creative works and authorship in the whole world, including but not limited to copyrights (including but not limited to the exclusive rights to prepare derivative works thereof, and the right to copy, produce, reproduce, modify, display such works and there derivatives, and to distribute copies thereof), and moral rights, which include but are not limited to all rights under the right of authorship and the right to modify the relevant works; (b) the right to protection of trade secrets and confidential information, and other related rights, (c) patents, designs, and operation rules, and other trade rights and related rights; (d) other intellectual property rights and trade rights of every and all kinds in the whole world, no matter how they are designated, rights related to any of intangible rights similar to any of the above, including without limiting trade logo, leasehold, and proceeds of leasehold, no matter whether based on law, contract, license or otherwise, (e) right of registration, application, restatement, expansion, extension, partition or redistribution (including without limiting any of the above), and (f) exclusive property ownership right to all the above rights and related rights, including without limitation the rights under subordinate agreements, appointments, guaranties, mortgages, sales, removals, transfers, authorizations, assignments, partitions and licenses, and the right to divide or use (or not to use) such property in any way, including without limitation pre-conditions and statements related thereto, and other rights related thereto.

2	LICENSE GRANT

2.1	Party A hereby grants an exclusive license to Party B to publish and distribute the Game Software and the ancillary products in the Territory under this Agreement.

2.2	Under the terms of this Agreement, Party B shall issue and distribute the Game Software and ancillary products in the Territory and use best efforts to protect Party A’s rights in the Territory. Party B shall appropriately mark and not hide or delete any notices or other signs (including but not limited to patent details or notices, trademarks or copyright designs relating to games owned by Party A or third party) designated by Party A or incidental in the games.

2.3	Under the provisions of this Agreement, Party B shall not distribute, reauthorize, export from the Territory or assist or export outside the Territory.

2.4	If Party A intends to launch a new game in the Territory, it shall grant Party B a right of first refusal to negotiate and execute an exclusive agreement for any new game software. The basic provisions and conditions offered to Party B shall be comparable to provisions and conditions provided to other companies interested in the game software.

3	DELIVERY

Party A shall deliver to Party B the Game Software and related materials within 30 Business Days from the Effective Date, including, but not limited to, Game Software code, pictures, technical manuals and other materials and tools necessary for using the Game Software in the Territory.

4	OWNERSHIP AND INTELLECTUAL PROPERTY RIGHTS

4.1	Party A hereby represents and warrants that it has complete copyrights to the Game Software, User-end Software and Service-end Software and the rights granted as well as the right to license them to Party B. These rights are all its rights as owner of the software, and do not infringe on the rights of others.

4.2	Party A agrees that all data and data documents (including but not limited to user data, records in the database and stored data, connection log, fee log, chats records and any relevant data) arising from the services’ operation in the Territory, any relevant documents, and all present and future Intellectual Property Rights belong to Party B. Party B shall have the exclusive right to protection thereof. Ownership of these data and data documents will change if: (i) this Agreement is terminated due to Party B’s breach, all data will transfer to Party A free of charge; or (ii) the termination of this Agreement results from mutual covenants or Party A’s breach, all data will transfer to Party A after Party A pays reasonable compensation (the amount to be negotiated between Party A and Party B).

4.3	Party B agrees that all Intellectual Property Rights in existence at present or in the future in the game and other relevant part, game engines, User-end Software, Service-end Software, and relevant documents belongs to Party A, and Party A shall have the exclusive right to protection thereof.

4.4	Party B agrees that it shall never attempt to register or make any claim or assertion that may harm the validity of Intellectual Property Rights owned or licensed by Party A. Party B agrees that it will not engaged in any action which may attempt to register, assert or claim any harm to the effective of the Intellectual Property Rights owned by Party A or licensee of Party A. At Party A’s reasonable request, Party B shall use relevant files to record Party A’s right of ownership to the original and/or localized form of the game and all related parts, the game engine, and other relevant part, game engines, User-end Software, Service-end Software, and related image of the company. Subject to the express restrictions on the various rights, all Intellectual Property Rights to the original and/or localized form of the games and other relevant part, game engines, User-end Software, Service-end Software and relevant documents content, shall be entrusted to the care of Party A, and Party B shall have no right whatsoever in them.

4.5	Party B will use its best effort to protect the technology licensed from Party A, including but not limited to, developing the implementing system for this purpose, ensuring that unauthorized persons shall have no access to the game engines, Service-end Software, tools and relevant confidential documents tools and relevant confidential documents. Party B shall also ensure that the personnel who have access to game engines, Service-end Software, tools and relevant confidential documents shall not disclose or reproduce them without proper authorization.

4.6	To avoid any doubt, all Intellectual Property Rights and other game rights, including any merge upgraded version or any upgrade, adaption, change and/or modification, and all relevant Intellectual Property Rights shall belong to Party A, including any upgraded and/or modified versions and all related Intellectual Property Rights thereof. However, all data and data documents (including but not limited to user data, records and data saved in the games’ database, interfacing records, payment records, chat records and other related data generated by the server in the Territory) and files related thereto shall belong to Party B. Unless expressly described herein, neither Party A or Party B has any right in the Intellectual Property Rights of the other. Party B shall not use software (including its upgraded, modified, localized or translated versions) in any way outside the Territory. Party A shall have the right to use, sell and/or license similar software (including its upgraded, modified, localized or translated versions) (i) in any place after performance hereunder is completed; and (ii) in any other country other than the Territory during the term of this Agreement, unless such upgraded, modified, localized or translated versions are created at Party B’s cost.

4.7	Party B agrees to report any known illegal production copy, illegal use or misuse of Party A’s Intellectual Property Right for this Game Software to Party A, including game initial version and/or local version, and other relevant part, game engines, User-end Software, Service-end Software and relevant documents content. Party B agrees to assist Party A to execute or protect similar materials and also agrees that Party A has the right to sue for illegal production in legal actions. In the event the illegal production is in connection with Party B’s breach of this Agreement or purposely caused by Party B, then Party B shall be responsible for all costs.

5	ROYALTY FEE

The royalty fee shall be paid by Party B to Party A as follows:

5.1	Royalty fee

The software royalty fee is 40% of the proceeds from the Game Software as recorded in the books.

The software royalty fee shall be paid in RMB.

5.2

Within the first fifteen days of the next month, Party B shall provide to Party A a report about the sales revenue of the Game Software in the previous month. Party B shall pay the royalty fee for the previous month before the 30th day of each month, after Party A confirms its report on the sales revenues. Party A shall provide to Party B an appropriate receipt within 15 days after such payment.

5.3	Party B shall keep the accounting records and vouchers relating to the sales of the Game Software for at least three years, and Party A shall have the right to audit the sales proceeds of the Game Software as long as such audit does not interfere with the normal business operations of Party B.

5.4	If Party B fails to pay to Party A the software license fee in accordance with this Agreement, Party A shall have the right to serve on Party B a notice of payment. After Party B receives such notice, a penalty shall accrue at the daily rate of 0.02%.

6	TECHNICAL MAINTENANCE AND SUPPORT SERVICES

6.1	Without Party A’s prior written approval, Party B shall not modify on its own or authorize a third party to modify the Game Software, including adding any software patches. Otherwise, Party A may immediately terminate the license hereunder. Party A shall have no liability whatsoever if Party B breaches this provision and as a result a part of the Game Software infringes upon the intellectual property rights of any third party, or the data and software of Party B or any such third party are damaged or lost.

6.2	If Party B needs to modify, upgrade or further develop the Game Software, it shall authorize Party A to complete the relevant modification and development at Party B’s cost. The parties shall enter into a separate agreement with regard to such authorization.

6.3	Party B shall permit Party A to monitor different kinds of information in the services via internet access to Game Software services on a real-time and remote basis, including but not limited to, game database and charge database.

7	MODIFICATION AND TERMINATION

Neither party shall not modify or terminate the Agreement unless the parties agree mutually and in writing.

8	RESULT OF TERMINATION

Unless otherwise agreed upon by the parties, after termination of this Agreement in any event:

8.1	All of Party B’s rights related to the Game Software shall automatically terminate, and Party B shall immediately stop using the software, tools and source codes in the initial and local form of the Game Software; and destroy or return (at Party A’s discretion) all materials provided by Party A, and provide a written confirmation of destruction or return signed by Party B’s authorized representative.

8.2	No termination shall affect the interests that have been acquired, and Party B shall continue to pay the license fee already accrued.

9	FAULT

9.1	Any of the following shall be deemed a fault: (i) A Party hereto materially breaches its contract with a third party and thus causes material damage to such third party, and the situation remains unchanged for 60 days; (ii) A Party will go bankrupt.

9.2	In the occurrence of a fault defined above, the Party without fault may terminate this Agreement by written notice to the Party at fault. This remedy is in addition to other remedies under this Agreement and is not the only remedy available to the Party without fault.

10	CONFIDENTIAL

10.1	The parties agree that, without a prior written notice to the other, they will not use for their own benefit or disclose to any third party any provisions of this Agreement or any extension, expansion or termination of this Agreement, or any confidential information of the other Party. For the purpose of this Agreement, Confidential Information means all information relating to the business of Party A or Party B, including but not limited to unreleased information regarding the Game Software, related technology and specific application, arrangements with any individual or entity, source of producing, and financial information of Party A or Party B.

10.2	After termination of this Agreement for whatever reason, each of the parties shall return to the other all Confidential Information, including but not limited to handbooks, correspondence, notebooks, reports, advertising language, promoting materials, and other materials relating to the other Party and owned, controlled or kept by the other Party (including copies thereof). This provision shall survive the termination of this Agreement.

11	INDEMNIFICATION

11.1	Under the following circumstances, Party B shall indemnify Party A and its agents, employees, directors, personnel and shareholders against any harm inflicted by third parties:

(i)	Party B breaches this Agreement;

(ii)	Agents or employees of Party B act in bad faith.

11.2	Under the following circumstances, Party A shall indemnify Party B and its agents, employees, directors, personnel and shareholders against any harm inflicted by third parties:

(i)	Party A breaches this Agreement;

(ii)	Agents or employees of Party A act in bad faith.

11.3	The procedures for protection are as follows:

(i)	The Party seeking protection serves notice on the other for protection;

(ii)	The other Party provides such protection after receiving the notice;

(iii)	The Party seeking protection initiates a legal proceeding for protection, and the other Party provides the protection requested after such legal proceeding is over.

12	LIABILITY EXEMPTION

Neither Party shall be excused from liability for the other Party’s loss resulting from its negligence or breach.

13	COSTS AND EXPENSES

Unless otherwise stated herein, each Party hereto agrees to assume the costs it incurs in connection with its obligations and duties hereunder in accordance with this Agreement.

14	RELATIONSHIP BETWEEN THE PARTIES

Party A and Party B are independent entities at any and all times, and this Agreement shall not be deemed to have built between them an agency or other relationship.

15	NO TRANSFER

Without the written consent of the other Party, neither Party shall transfer its rights and obligations hereunder to any third party.

16	LEGAL COMPLIANCE

Party B undertakes that it will comply with the laws of the Territory in its operations.

17	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of People’s Republic of China.

18	SETTLEMENT OF DISPUTES

If any dispute shall arise in connection with this Agreement, the parties may solve the disputes by good faith negotiations. If the dispute cannot be resolved through good faith negotiations, either party may submit the dispute to be resolved by Shanghai Branch of China International Economic and Trade Arbitration Commission for arbitration by three arbitrators in accordance with its then-effective arbitral rules. The arbitration shall be conducted in Chinese and the arbitration judgment will be final and binding upon the parties unless the arbitration award provides otherwise.

19	ARBITRATION

The arbitration proceedings shall take place in Shanghai. The cost of arbitration shall be borne by the losing party including but not limited to attorney fees.

20	NOTICE

Notices and other communications hereunder shall be in writing and shall be sent by any of the following means at the discretion of the sender: (a) personal delivery; (b) registered mail; (c) express mail services, (d) fax, with a confirmation slip, or (e) e-mail, with a confirmation message. In the absence of any evidence to the contrary, notices and other documents shall be deemed to have been given when (x) signed by the addressee or the delivery person; (y) five days after delivery to the mail services, (z) the day of transmission for emailed or faxed documents. Neither Party shall change its mailing address without serving a five-day prior notice on the other.

21	CAPTIONS

Captions and chapters are for convenience of reference only and shall not affect the contents of this Agreement or interpretation thereof.

22	SUPPLEMENTARY DOCUMENTS

Supplementary documents signed by the parties after further negotiation shall be of the same legal effect as this Agreement.

23	VALIDITY

In the event that some provisions of this Agreement are unenforceable or invalid, the parties shall amend such provisions after consultation and make this Agreement valid and enforceable. If the amended provisions fail to make this Agreement valid and enforceable, the parties shall enter into another valid and enforceable agreement with respect to the matters hereunder to guarantee the valid enforcement of the agreement.

24	WAIVERS

At any time, failure on the part of either party to exercise its rights hereunder shall not constitute a waiver of such right.

25	ENTIRE AGREEMENT

This Agreement revokes and supersedes all prior documents arising from negotiations and communications between the parties and is intended as a final entire agreement of the Game Software license for the game listed on Exhibit A.

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IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized representatives on the date first set forth above.

PARTY A: SHANGHAI ZHENGJU INFORMATION TECHNOLOGY CO., LTD.

By:	Yongjun Fei

PARTY B: SHANGHAI GIANT NETWORK TECHNOLOGY CO., LTD.

By:	Yongjun Fei

Exhibit A

Online Games

World of Xianxia Game Software V0.6 and its subsequent versions.